MGP INGREDIENTS REPORTS SECOND QUARTER 2020 RESULTS
Operating income increased 4.3% from prior year period; Adjusted operating income up 11.5%

ATCHISON, Kan., July 30, 2020 - MGP Ingredients, Inc. (Nasdaq:MGPI), a leading supplier of premium distilled spirits and specialty wheat proteins and starches, today reported results for the second quarter ended June 30, 2020.

2020 second quarter results compared to 2019 second quarter results

•Consolidated sales increased 2.3% to $92.6 million, reflecting a 1.6% increase in the Distillery Products segment and a 5.4% increase in the Ingredient Solutions segment.
•Consolidated gross profit increased 6.0% to $20.7 million, due to increased gross profit in the Ingredient Solutions segment, partially offset by a $1.7 million impact of a cyberattack that temporarily disrupted production at the Atchison facilities.
•Consolidated operating income increased 4.3% to $11.3 million due to increased gross profit in the Ingredient Solutions segment, partially offset by decreased gross profit in the Distillery Products segment. Further offsetting the increase in operating income were the impacts from the aforementioned cyberattack, as well as increased corporate selling, general and administrative expenses.
•Non-GAAP operating income increased 11.5% to $12.1 million, exclusive of CEO transition costs.
•Earnings per share ("EPS") increased to $0.50 per share from $0.46 per share, reflecting improved operating results.
•Non-GAAP EPS increased to $0.54 per share from $0.46 per share, exclusive of CEO transition costs.

“We remain encouraged by the demand for our products, the improved financial results, as well as a strong balance sheet with ample liquidity to weather the challenges and uncertainty related to the COVID-19 pandemic,” said David Colo, president and CEO of MGP Ingredients. “The results this quarter reflect strong demand for our aged whiskey as well as solid growth in our Ingredient Solutions business.

“This quarter, MGP was the target of a cyberattack that temporarily disrupted production at our Atchison facilities. We have since resumed normal operations and while there was no evidence that any sensitive or confidential data breach occurred, we have since implemented a variety of measures to further enhance our cybersecurity protections.”

Distillery Products Segment - Strong Aged Brown Goods Sales
In the second quarter of 2020, sales for the Distillery Products segment increased 1.6% to $75.2 million, primarily driven by strong sales of aged brown goods and an 11.2% increase in sales of industrial alcohol, partially offset by a decrease in new distillate brown goods sales. Gross profit slightly declined to $16.0 million or 21.3% of segment sales, compared to $16.5 million, or 22.3% of segment sales in the second quarter 2019.

“We are very pleased with the improved performance of our aged whiskey sales this quarter, representing strong double-digit revenue growth from the prior year period,” said Colo. “Despite the uncertainty caused by the pandemic at the retail level and potential challenges to specific customers, we believe the underlying macro consumer trend supporting the ongoing growth of the American Whiskey category remains strong. These encouraging macro trends provide confidence as some new distillate customers worked through elevated inventory levels during the quarter, reflecting a year-over-year decline in new distillate brown goods sales.

“Demand for industrial alcohol remains strong during the COVID-19 pandemic as we continue to help customers navigate the challenges they are confronted with during these difficult times. We believe the increased demand for our industrial alcohol products will continue throughout the balance of the year and into 2021.”

Premium Beverage Alcohol (in thousands)	Sales Quarter Ended June 30,		Quarter vs. Quarter Sales Change Increase/(Decrease)
	2020	2019	$ Change	% Change
Brown Goods	$25,540	$27,621	$(2,081)	(7.5)%
White Goods	15,042	14,691	351	2.4
Premium Beverage Alcohol	$40,582	$42,312	$(1,730)	(4.1)%

Premium Beverage Alcohol (in thousands)	Sales for Year to Date Ended June 30,		YTD vs. YTD Sales Change Increase/(Decrease)
	2020	2019	$ Change	% Change
Brown Goods	$54,610	$52,448	$2,162	4.1%
White Goods	31,944	31,873	71	0.2
Premium Beverage Alcohol	$86,554	$84,321	$2,233	2.6%

Ingredient Solutions Segment - Gross Profit Increased 55.7%
For the second quarter of 2020, sales in the Ingredient Solutions segment increased 5.4% to $17.4 million. Gross profit increased to $4.7 million, or 27.1% of segment sales, compared to $3.0 million, or 18.3% of segment sales in the second quarter 2019.

“We are pleased with the continued strength of our Ingredient Solutions segment this quarter,” continued Colo. “We remain encouraged by the robust gross margins this quarter as a result of our ability to focus production on our highest margin products and optimize the sales mix. Our Arise® specialty protein and Fibersym® specialty starch product lines are well positioned within the baking, pasta and snacking categories to leverage the ongoing consumer desire to increase the amount of plant-based protein and dietary fiber in their diets as part of an overall healthier lifestyle.”

Other
Corporate selling, general and administrative expenses of $9.4 million for the second quarter 2020 increased 8.3% compared to the second quarter 2019 primarily due to higher personnel and incentive compensation costs, inclusive of certain incremental costs incurred relating to the transition at the CEO position.

The corporate effective tax rate for the quarter was 23.1% compared with 25.0% in the year ago period.

EPS was $0.50 for the second quarter 2020, compared to $0.46 for the second quarter 2019. Non-GAAP EPS increased to $0.54 per share for the second quarter 2020, compared to $0.46 per share for the second quarter 2019.

Conclusion
“The headwinds we identified last quarter have persisted with varying impacts on our financial results during the quarter. The closures of bars, restaurants, and tasting rooms had an impact on our craft customer sales the past few months, even as some states implemented phased re-opening plans. Second, we began to see some of our multinational customers conserve cash this quarter, which had an impact on new distillate sales results. Lastly, international export sales did not meet pre-pandemic expectations as travel has been dramatically reduced and tariffs in key international markets persist. We continue to believe that our investments to expand international sales will provide long-term shareholder value.

“Given the continued uncertainty surrounding the COVID-19 virus, and the diminished visibility of a possible macroeconomic recovery in the back half of the year, we have maintained our position against providing 2020 financial guidance at this time,” continued Colo. “I am very pleased with the continued execution of our pandemic response plan, which focuses on protecting our employees and doing our part to help stop the spread of the virus.

“Our balance sheet and access to capital continue to be strong while we continue to optimize cash management during this pandemic. To date, the investment spend related to our warehouse expansion plan was substantially completed during the quarter and totaled approximately $49.8 million. We anticipate additional investments in warehouse capacity to continue over time, as needed, to support the growth of our customers. Additionally, our investment in aged whiskey inventory slightly grew to $113.1 million, at cost. We believe the continued strength of the American Whiskey category through this pandemic has confirmed the long-term value of our aged whiskey inventory. Furthermore, we are continuing to assess M&A opportunities to strengthen our position in growing markets in concert with our financial position in the coming quarters.

“In response to growing demand, we were pleased to announce the release of Remus Repeal Reserve Series IV Straight Bourbon Whiskey in September 2020. Now in its fourth year, our Remus Repeal Reserve program has exceeded expectations and this early fall release allows us to showcase the brand during National Bourbon Month in September. The integration of Green Hat Gin to our award-winning brand portfolio continues to progress despite on-premise closures due to the pandemic. Our premium beverage brands were not immune to the decreased on-premise activity this quarter. While sales activity has increased in states that have undergone partial re-openings, uncertainty persists as states determine how and when full re-openings of bars, restaurants and tasting rooms will occur. However, we will continue to invest in our brands portfolio as we consider this initiative an important driver of long-term growth,” concluded Colo.

Conference Call and Webcast Information
MGP Ingredients will host a conference call for analysts and institutional investors at 10 a.m. ET today to discuss these results and current business trends. The conference call and webcast will be available via:

Webcast:  ir.mgpingredients.com on the Events & Presentations page
Conference Call: 844-308-6398 (domestic) or 412-717-9605 (international)

About MGP Ingredients, Inc.
Founded in 1941, MGP is a leading supplier of premium distilled spirits and specialty wheat proteins and starches. Distilled spirits include bourbon and rye whiskeys, gins and vodkas, which are expertly crafted through a combination of art and science and backed by a long history of experience. The company’s proteins and starches are created in the same manner and provide a host of functional, nutritional and sensory benefits for a wide range of food products. MGP additionally is a top producer of high quality industrial alcohol for use in both food and non-food applications. The company is headquartered in Atchison, Kansas, where distilled alcohol products and food ingredients are produced. Premium spirits are also distilled and matured at the company’s facility in Lawrenceburg, Indiana. For more information, visit mgpingredients.com.

Cautionary Note Regarding Forward-Looking Statements
This news release contains forward-looking statements as well as historical information. All statements, other than statements of historical facts, included in this news release regarding the prospects of our industry and our prospects, plans, financial position, business strategy, guidance on changes in operating income, sales, gross margin, and future effective tax rate may constitute forward-looking statements. In addition, forward-looking statements are usually identified by or are associated with such words as “intend,” “plan,” “believe,” “estimate,” “expect,” “anticipate,” “hopeful,” “should,” “may,” “will,” “could,” “encouraged,” “opportunities,” “potential,” and/or the negatives or variations of these terms or similar terminology. They reflect management’s current beliefs and estimates of future economic circumstances, industry conditions, Company performance, and Company financial results and are not guarantees of future performance. All such forward-looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from those contemplated by the relevant forward-looking statement. Important factors that could cause actual results to differ materially from our expectations include, among others: (i) disruptions in operations at our Atchison facility or our Indiana facility, (ii) the availability and cost of grain and flour, and fluctuations in energy costs, (iii) the effectiveness of our grain purchasing program to mitigate our exposure to commodity price fluctuations, (iv) the effectiveness or execution of our strategic plan, (v) potential adverse effects to operations and our system of internal controls related to the loss of key management personnel, (vi) the competitive environment and related market conditions, (vii) the ability to effectively pass raw material price increases on to customers, (viii) our ability to maintain compliance with all applicable loan agreement covenants, (ix) our ability to realize operating efficiencies, (x) actions of governments, and (xi) consumer tastes and preferences. For further information on these and other risks and uncertainties that may affect our business, including risks specific to our Distillery Products and Ingredient Solutions segments, see Item 1A. Risk Factors of our Annual Report on Form 10-K for the year ended December 31, 2019 and our Quarterly Report on Form 10-Q for the quarter ended June 30, 2020.

Non-GAAP Financial Measures
In addition to reporting financial information in accordance with U.S. GAAP, the company provides certain non-GAAP financial measures that are not in accordance with, or alternatives for, GAAP. In addition to the comparable GAAP measures, MGP has disclosed adjusted operating income, adjusted income before taxes, adjusted net income, adjusted MGP earnings, and basic and diluted adjusted earnings per share. The presentation of non-GAAP financial measures should be reviewed in conjunction with operating income, income before taxes, net income, net income attributable to common shareholders and basic and diluted earnings per share computed in accordance with U.S. GAAP and should not be considered a substitute for these GAAP measures. The non-GAAP adjustments referenced in the section entitled "Reconciliation of Selected GAAP Measures to Non-GAAP Measures," take into account the impacts of items that are not necessarily ongoing in nature and/or predictive of the Company's operating trends. We believe that these non-GAAP measures provide useful information to investors regarding the company's performance and overall results of operations. In addition, management uses these non-GAAP measures in conjunction with GAAP measures when evaluating the Company’s operating results compared to prior periods on a consistent basis, assessing financial trends and for forecasting purposes. Non-GAAP financial measures may not provide information that is directly comparable to other companies, even if similar terms are used to identify such measures. The attached schedules provide a full reconciliation of these non-GAAP financial measures to their most directly comparable U.S. GAAP financial measure.

For More Information
Investors & Analysts:
Mike Houston
646-475-2998 or investor.relations@mgpingredients.com

Media:
Greg Manis
913-360-5440 or greg.manis@mgpingredients.com

MGP INGREDIENTS, INC.
OPERATING INCOME ROLLFORWARD
(Dollars in thousands)

Operating income, quarter versus quarter	Operating Income	Change
Operating income for quarter ended June 30, 2019	$10,874
Increase in gross profit - Ingredient Solutions segment	1,681	15.5	pp(a)
Decrease in gross profit - Distillery Products segment	(501)	(4.6)	pp
Increase in selling general and administrative expenses	(716)	(6.6)	pp
Operating income for quarter ended June 30, 2020	$11,338	4.3%

Operating income, year to date versus year to date	Operating Income	Change
Operating income for year to date ended June 30, 2019	$19,387
Increase in gross profit - Ingredient Solutions segment	5,222	26.9	pp(a)
Increase in gross profit - Distillery Products segment	2,509	12.9	pp
Increase in selling general and administrative expenses	(2,072)	(10.6)	pp
Operating income for year to date ended June 30, 2020	$25,046	29.2%

(a) Percentage points (“pp”).

MGP INGREDIENTS, INC.
EARNINGS PER SHARE (“EPS”) ROLLFORWARD

Change in basic and diluted EPS, quarter versus quarter	Basic and Diluted EPS	Change
Basic and diluted EPS for quarter ended June 30, 2019	$0.46
Increase in operations(b)	0.02	4.3	pp(a)
Tax: Change in income tax	0.01	2.2	pp
Decrease in weighted average shares outstanding	0.01	2.2	pp
Basic and diluted EPS for quarter ended June 30, 2020	$0.50	8.7%

Change in basic and diluted EPS, year to date versus year to date	Basic and Diluted EPS	Change
Basic and diluted EPS for year to date ended June 30, 2019	$1.03
Increase in operations(b)	0.38	36.9	pp(a)
Decrease in weighted average shares outstanding	0.01	1.0	pp
Change in interest expense, net (b)	(0.03)	(2.9)	pp
Tax: Change in share-based compensation	(0.21)	(20.4)	pp
Tax: Change in effective tax rate (excluding above tax item)	(0.11)	(10.7)	pp
Basic and diluted EPS for year to date ended June 30, 2020	$1.07	3.9%

(a) Percentage points (“pp”).
(b) Items are net of tax based on the effective tax rate for the base year (2019).

MGP INGREDIENTS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF INCOME (UNAUDITED)
(Dollars in thousands)

	Quarter Ended June 30,		Year to Date Ended June 30,
	2020	2019	2020	2019
Sales	$92,560	$90,501	$191,642	$179,597
Cost of sales	71,858	70,979	147,729	143,415
Gross profit	20,702	19,522	43,913	36,182
Selling, general and administrative expenses	9,364	8,648	18,867	16,795
Operating income	11,338	10,874	25,046	19,387
Interest expense, net and other	(298)	(321)	(940)	(573)
Income before income taxes	11,040	10,553	24,106	18,814
Income tax expense	2,550	2,642	5,774	1,183
Net income	8,490	7,911	18,332	17,631

Income attributable to participating securities	57	51	123	117
Net income attributable to common shareholders and used in EPS calculation	$8,433	$7,860	$18,209	$17,514

Basic and diluted weighted average common shares	16,899,079	17,021,599	16,956,502	16,994,864

Basic and diluted earnings per common share	$0.50	$0.46	$1.07	$1.03

MGP INGREDIENTS, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)
(Dollars in thousands)

	June 30, 2020	December 31, 2019		June 30, 2020	December 31, 2019
ASSETS			LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Assets:			Current Liabilities:
Cash and cash equivalents	$11,745	$3,309	Current maturities of long-term debt	$408	$401
Receivables, net	54,164	40,931	Accounts payable	21,429	29,511
Inventory	147,108	136,931	Accrued expenses	12,626	9,383
Prepaid expenses	4,021	2,048	Income taxes payable	4,732	—
Refundable income taxes	—	987	Total Current Liabilities	39,195	39,295
Total Current Assets	217,038	184,206	Other Liabilities:
			Long-term debt, less current maturities	40,463	40,658
			Credit agreement - revolver	23,662	1
			Long-term operating lease liabilities	3,691	4,267
Property, plant, and equipment	320,192	313,958	Deferred credits	1,094	1,233
Less accumulated depreciation and amortization	(191,589)	(185,539)	Other noncurrent liabilities	4,605	4,170
Property, Plant, and Equipment, net	128,603	128,419	Deferred income taxes	1,606	1,929
Operating lease right-of-use assets, net	5,903	6,490	Total Liabilities	114,316	91,553
Other assets	5,469	3,482	Stockholders’ equity	242,697	231,044
TOTAL ASSETS	$357,013	$322,597	TOTAL LIABILITIES AND STOCKHOLDERS’ EQUITY	$357,013	$322,597

MGP INGREDIENTS, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)
(Dollars in thousands)

	Year to Date Ended June 30,
	2020	2019
Cash Flows from Operating Activities
Net income	$18,332	$17,631
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	6,344	5,602
Gain on sale of assets	(8)	(138)
Share-based compensation	1,801	2,267
Deferred income taxes, including change in valuation allowance	(99)	547
Changes in operating assets and liabilities:
Receivables, net	(13,174)	(2,807)
Inventory	(9,983)	(9,238)
Prepaid expenses	(1,973)	(514)
Income taxes payable (refundable)	5,778	(4,692)
Accounts payable	(4,218)	(2,883)
Accrued expenses	3,258	(2,750)
Deferred credits	(139)	(166)
Other, net	67	211
Net cash provided by operating activities	5,986	3,070
Cash Flows from Investing Activities
Additions to property, plant, and equipment	(10,177)	(6,192)
Deferred compensation plan investments	—	(1,177)
Acquisition of business	(2,750)	—
Proceeds from sale of property	688	—
Other, net	(168)	—
Net cash used in investing activities	(12,407)	(7,369)
Cash Flows from Financing Activities
Payment of dividends and dividend equivalents	(4,101)	(3,427)
Purchase of treasury stock	(4,395)	(5,467)
Loan fees paid related to borrowings	(1,148)	—
Proceeds from long-term debt	—	20,000
Principal payments on long-term debt	(199)	(192)
Proceeds from credit agreement - revolver	54,700	12,625
Payments on credit agreement - revolver	(30,000)	(22,025)
Other, net	—	(78)
Net cash provided by financing activities	14,857	1,436
Increase (decrease) in cash and cash equivalents	8,436	(2,863)
Cash and cash equivalents, beginning of period	3,309	5,025
Cash and cash equivalents, end of period	$11,745	$2,162

MGP INGREDIENTS, INC.
RECONCILIATION OF SELECTED GAAP MEASURES TO NON-GAAP MEASURES (UNAUDITED)
(in thousands)

	Quarter Ended June 30, 2020
	Operating Income	Income before Income Taxes	Net Income	MGP Earnings (a)	Basic and Diluted EPS
Reported GAAP Results	$11,338	$11,040	$8,490	$8,433	$0.50
Adjusted to remove:
CEO transition costs (b)	783	783	684	684	0.04
Adjusted Non-GAAP results	$12,121	$11,823	$9,174	$9,117	$0.54

	Quarter Ended June 30, 2019
	Operating Income	Income before Income Taxes	Net Income	MGP Earnings (a)	Basic and Diluted EPS
Reported GAAP Results	$10,874	$10,553	$7,911	$7,860	$0.46
Adjusted to remove:
	—	—	—	—	—
Adjusted Non-GAAP results	$10,874	$10,553	$7,911	$7,860	$0.46

	Year to Date Ended June 30, 2020
	Operating Income	Income before Income Taxes	Net Income	MGP Earnings (a)	Basic and Diluted EPS
Reported GAAP Results	$25,046	$24,106	$18,332	$18,209	$1.07
Adjusted to remove:
CEO transition costs (b)	1,368	1,368	1,258	1,258	0.07
Adjusted Non-GAAP results	$26,414	$25,474	$19,590	$19,467	$1.14

	Year to Date Ended June 30, 2019
	Operating Income	Income before Income Taxes	Net Income	MGP Earnings (a)	Basic and Diluted EPS
Reported GAAP Results	$19,387	$18,814	$17,631	$17,514	$1.03
Adjusted to remove:
	—	—	—	—	—
Adjusted Non-GAAP results	$19,387	$18,814	$17,631	$17,514	$1.03

(a)MGP Earnings has been defined as "Net income attributable to common shareholders and used in EPS calculation."

(b)The CEO transition costs are included in the Condensed Consolidated Statement of Income within the Selling, general and administrative line item. The adjustment includes additional employee related costs in connection with the transition of CEOs.